Exhibit 99.1

NASDAQ Urges OMX Shareholders to Support Superior NASDAQ Offer

Commitment to Strengthen Nordic Region as Emerging Financial Center

Joint Management Approach Will Bring Best Talent From Both

Organizations to Enhance Shareholder Value

NEW YORK, Aug. 17, 2007 — The Nasdaq Stock Market, Inc notes the offer by Bourse Dubai to acquire all of the outstanding stock of OMX AB. NASDAQ remains fully committed to its recommended offer for OMX, which the OMX Board of Directors unanimously recommended OMX shareholders to accept in a joint press release issued on May 25, 2007. Compared to the inferior Bourse Dubai offer, NASDAQ’s offer provides superior long-term value, will strengthen the Nordic region as a financial center by providing enhanced opportunities for economic growth throughout the region, and delivers significant benefits for customers and stakeholders of OMX. NASDAQ urges OMX shareholders and stakeholders to support the NASDAQ offer.

According to Bob Greifeld, president and chief executive officer of NASDAQ, ``We remain convinced that our offer to merge with OMX is in the best short- and long-term interests of all OMX shareholders. As the global leader in the exchange industry, we have more than 36 years of experience in generating value for our listed companies and the trading community, with a proven track record of delivering value to our shareholders. This transaction brings together the best of both organizations under a common vision. We are excited to welcome Magnus Bocker and his team into a combined company that has the best technology, most liquid trading platforms, over 4,000 listed companies and a record of successful integration. We believe this compares favorably with the Dubai exchange, with only 51 listed companies dominated by one issuer.”

Greifeld continued, ``We remain in close dialogue with the management team and Board of Directors at OMX and remain committed to structural flexibility and have the financial wherewithal to consider other approaches.”

Superior long-term value

As previously disclosed, the NASDAQ offer includes a substantial portion of NASDAQ shares, giving OMX shareholders a 28% stake in the combined company, NASDAQ OMX Group, and the opportunity to participate in the resulting long-term value creation opportunity. NASDAQ OMX Group will bring together two companies that share a relentless focus on continuous innovation and growth, a strategy that leverages world-class technology as a competitive strength and a commitment to increasing shareholder value. The new company combines two highly complementary businesses, uniting NASDAQ’s strong brand, highly efficient electronic trading platform and track record of customer-focused innovation with OMX’s global technology services platform and customer base, efficient Nordic Exchange, and track record of successful cross-border exchange integrations. The combination will create:

—	a premier exchange company

—	technology leader with a presence in 50 countries

—	increased visibility and access to global investment for issuers

—	enhanced opportunity to establish the Nordic region as a
financial center and trading and listing hub on the global stage

As the world’s premier exchange and technology company, the NASDAQ OMX Group will have increased financial and managerial resources to drive organic growth and will be the partner of choice for future cooperation and consolidation opportunities in Europe, the Americas and Asia. Furthermore, the merged company will be able to realize total pre-tax annual synergies of at least $150 million. Consequently, NASDAQ is confident that the long-term financial and operational benefits to shareholders of a NASDAQ-OMX combination are significantly greater than Bourse Dubai’s offer.

Further enhancing Nordic capital markets

Capital markets are the engine of economic growth. To build on its success and economic development in the Nordic region, OMX should combine with a company that has the incentives, transparency, experience and expertise required to thrive in the evolving global financial marketplace. A NASDAQ-OMX combination will create additional business opportunities for the Nordic Exchange and increase the pools of capital to which the companies listed on the exchange have access. This will enhance the international profile of the companies listed on the exchange and increase liquidity and reduce volatility in the market. Furthermore, better access to capital and marketing opportunities will help increase the value of existing listed companies, attract new listings, and contribute to the Nordic region’s overall growth and the development of Stockholm as a financial center. The combination with NASDAQ will also lead to increased efficiencies, which will benefit all of the exchange’s members and its listed companies and enable OMX to be the leading and most efficient securities marketplace.

NASDAQ’s incentives are aligned to promote continued development of the Nordic and Baltic capital markets, and provide a platform for the combined organizations’ growth throughout Europe, while Bourse Dubai’s vision for OMX inevitably will focus primarily on promoting the economic interests of Dubai.

The NASDAQ OMX Group will be a fully transparent organization with publicly-filed financial statements operating under numerous checks and balances, including but not limited to an independent Board of Directors with substantial Nordic representation and clear duties, a broad shareholder base, and oversight from regulators at the local and holding company levels. In NASDAQ’s view, this is a superior model for establishing and maintaining an efficient and effective relationship with regulators, and complements

NASDAQ’s and OMX’s long history of cordial relations with expert regulators and compliance with sophisticated and legal regimes.

Contact:

NASDAQ

Bethany Sherman

(212) 401-8714

Maitland

Emma Burdett

+44 20 7379 5151

+44 7900 000 777

Halvarsson & Halvarsson

Thomas Backteman

+46 8 407 2266